Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Record Second Quarter Sales of $202.4 Million, Net Earnings of $22.7 Million, GAAP EPS of $0.70, and Adjusted EPS of $0.93

New Hampton, NY, July 30, 2021 - Balchem Corporation (NASDAQ: BCPC) reported today record second quarter net earnings of $22.7 million for 2021, compared to net earnings of $21.1 million for the second quarter 2020, adjusted net earnings(a) of $30.4 million, compared to $27.6 million in the prior year quarter, and adjusted EBITDA(a) of $50.1 million, compared to $43.9 million in the prior year quarter.

Second Quarter 2021 Financial Highlights:
•Net sales were $202.4 million, an increase of $29.0 million, or 16.7%, compared to the prior year quarter, with record sales in all three segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Adjusted EBITDA was $50.1 million, an increase of $6.3 million, or 14.3%, from the prior year.
•GAAP net earnings were $22.7 million, an increase of $1.6 million, or 7.6% from the prior year. These net earnings resulted in GAAP earnings per share of $0.70.
•Adjusted net earnings were $30.4 million, an increase of $2.8 million or 10.3% from the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $0.93.
•The effective tax rate of 24.3% was 561 basis point higher than the prior year tax rate of 18.7%.
•Quarterly cash flows from operations were $35.8 million for the second quarter 2021, with quarterly free cash flow(a) of $28.4 million.

Recent Highlights:
•In June, Balchem’s Board of Directors elected Ms. Kathy Fish to fill a vacancy on the Board. Ms. Fish recently retired from the position of Chief Research, Development and Innovation Officer at The Procter & Gamble Company (NYSE: PG). Over a long career at Procter & Gamble, Ms. Fish held various roles within the research and development function of increasing responsibility before leading the function from 2014 to 2020. Ms. Fish brings to the Balchem Board important new product development and direct to consumer expertise, along with her international business acumen and experience in driving a growth culture. Ms. Fish will serve on the Corporate Governance & Nominating Committee.
•We released our annual Sustainability Report in April in support of our Environmental, Social, and Corporate Governance ideals. We also disclosed our 2030 goals around emissions reduction and water conservation focused on reducing both greenhouse gas emissions and water use by 25%. We are committed to operating with excellence as strong stewards of our stakeholders while providing innovative solutions for the health and nutritional needs of the world.
•In May, our Verona, Missouri plant experienced a flash flood event as a result of very localized storms in the southwest part of the state. The plant was shut down for several weeks as we repaired affected equipment, cleaned the site, and safely re-started activities. The negative direct financial impact to the quarter was approximately $3.8 million, primarily due to the write off of damaged inventory and the costs associated with external service providers used for the clean-up efforts. Customer requirements were largely satisfied through inventory on hand and by leveraging alternate and redundant manufacturing capabilities across our supply chain. The manufacturing site is now fully operational and we have filed a related insurance claim with the expectation to partially offset these expenses with future insurance recoveries.
•Strong cash flows in the second quarter enabled the company to make repayments on its revolving debt of $30.0 million, lowering net debt to $43.7 million, with an overall leverage ratio on a net debt basis of 0.2.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Ted Harris, Chairman, CEO, and President of Balchem said, “The second quarter of 2021 was another strong quarter for Balchem. We delivered exceptional performance in a dynamic market environment and we continued to see strong demand for our products and services with double-digit sales growth in all three of our business segments versus the prior year's quarter, as well as sequential growth in all three segments.”

Mr. Harris added, “While we experienced a challenging and unexpected event this quarter with the flash flood at one of our manufacturing plants, I am extremely proud of how the Balchem team responded to the event, safely returned the plant to operations within the quarter, and worked tirelessly to satisfy customer needs through our broader supply chain capabilities. Our ability to deliver these strong financial results while managing through the flash flood event along with the other macro-economic challenges we have been facing, is once again a testament to the resilience and strength of our business model and the Balchem team.”

Results for Period Ended June 30, 2021 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$202,365	$173,355	$388,021	$347,791
Gross margin	59,447	55,380	118,174	110,711
Operating expenses	28,854	28,463	57,006	57,516
Earnings from operations	30,593	26,917	61,168	53,195
Other expense	574	944	1,166	2,732
Earnings before income tax expense	30,019	25,973	60,002	50,463
Income tax expense	7,288	4,848	13,860	9,570
Net earnings	$22,731	$21,125	$46,142	$40,893

Diluted net earnings per common share	$0.70	$0.65	$1.41	$1.26

Adjusted EBITDA(a)	$50,145	$43,885	$95,869	$86,256
Adjusted net earnings(a)	$30,397	$27,562	$58,844	$54,003
Adjusted net earnings per common share(a)	$0.93	$0.85	$1.80	$1.66

Shares used in the calculations of diluted and adjusted net earnings per common share	32,651	32,470	32,653	32,492

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Second Quarter of 2021:
The Human Nutrition & Health segment generated all-time record quarterly sales of $111.5 million, an increase of $14.0 million or 14.4% compared to the prior year quarter. The increase was driven both by strong sales growth within food and beverage markets as well as higher sales within the Minerals and Nutrients business. This segment generated quarterly earnings from operations of $19.0 million, an increase of $3.5 million or 22.7%, compared to $15.5 million in the prior year quarter, primarily due to the aforementioned higher sales and overall manufacturing efficiencies, partially offset by higher raw material and distribution costs and the costs associated with the recovery from the flash flood event that we experienced at our Verona, Missouri manufacturing site. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.3 million and $4.8 million for the second quarter of 2021 and 2020, respectively, and the expense related to the flash flood event of $2.1 million for the second quarter of 2021, adjusted earnings from operations(a) for this segment were $25.3 million, compared to $20.3 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)
The Animal Nutrition & Health segment generated all-time record quarterly sales of $54.5 million, an increase of $8.1 million or 17.6% compared to the prior year quarter. The increase was primarily the result of higher sales in both Monogastric and Ruminant animal markets and a favorable impact related to changes in foreign currency exchange rates. Second quarter earnings from operations for this segment of $3.6 million decreased $2.9 million or 44.6% compared to $6.4 million in the prior year quarter, primarily due to increases in raw material and distribution costs and the costs associated with the recovery from the flash flood event. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million for both the second quarter of 2021 and 2020, and the expense related to the flash flood event of $1.4 million for the second quarter of 2021, adjusted earnings from operations for this segment were $5.2 million compared to $6.6 million in the prior year quarter.

The Specialty Products segment generated all-time record quarterly sales of $34.0 million, an increase of $5.8 million or 20.7% compared to the prior year quarter, primarily due to higher sales for products in both the plant nutrition business and the medical device sterilization market. Second quarter earnings from operations for this segment were $9.7 million, versus $8.0 million in the prior year comparable quarter, an increase of $1.7 million or 21.5%, primarily due to the aforementioned higher sales, partially offset by increases in raw material and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the second quarter of 2021 and 2020 of $1.3 million and $1.6 million, respectively, and the expense related to the flash flood event of $0.2 million for the second quarter of 2021, adjusted earnings from operations for this segment were $11.2 million, compared to $9.6 million in the prior year quarter.
All-time record consolidated gross margin for the quarter ended June 30, 2021 of $59.4 million increased by $4.1 million or 7.3%, compared to $55.4 million for the prior year comparable period. Gross margin as a percentage of sales was 29.4% as compared to 31.9% in the prior year period, a decrease of 257 basis points, primarily due to a significant increase in certain raw material and distribution costs and the costs associated with the recovery from the flash flood event, partially offset by favorable mix and overall manufacturing efficiencies. Operating expenses of $28.9 million for the quarter increased $0.4 million from the prior year comparable quarter, primarily due to an increase in certain higher compensation-related costs, partially offset by the prior year being negatively impacted by a goodwill impairment charge related to business formerly included in the Industrial Products segment, and a decrease in transaction and integration costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $5.9 million, operating expenses were $22.9 million, or 11.3% of sales.
Interest expense was $0.6 million in the second quarter of 2021. Our effective tax rates for the three months ended June 30, 2021 and 2020 were 24.3% and 18.7%, respectively. The increase in the effective tax rate from the prior year was primarily due to a reduction in certain tax credits and lower tax benefits from stock-based compensation.
For the quarter ended June 30, 2021, cash flows provided by operating activities were $35.8 million, and free cash flow was $28.4 million. The $186.5 million of net working capital on June 30, 2021 included a cash balance of $79.9 million, which reflects repayments of the revolving debt of $30.0 million, and capital expenditures and intangible assets acquired of $7.4 million.
Ted Harris said, “The second quarter of 2021 was another solid quarter for Balchem. While we faced macro-economic challenges, particularly from significantly higher raw material costs as well as complexities associated with logistical disruptions, we stepped up to meet these challenges and once again delivered a strong financial performance, while at the same time continuing to progress our strategic growth initiatives.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, July 30, 2021, at 11:00 AM Eastern Time (ET) to review second quarter 2021 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 13, 2021. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13721555.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Danielle Polanco, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Human Nutrition & Health	$111,471	$97,428	$215,987	$192,936
Animal Nutrition & Health	54,481	46,344	105,629	94,985
Specialty Products	34,022	28,194	62,030	56,190
Other and Unallocated (b)	2,391	1,389	4,375	3,680
Total	$202,365	$173,355	$388,021	$347,791

Business Segment Earnings Before Income Taxes:	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Human Nutrition & Health	$19,021	$15,497	$38,711	$27,632
Animal Nutrition & Health	3,561	6,430	8,617	14,474
Specialty Products	9,729	8,008	16,918	15,994
Other and Unallocated (b)	(1,718)	(3,018)	(3,078)	(4,905)
Interest and other expense	(574)	(944)	(1,166)	(2,732)
Total	$30,019	$25,973	$60,002	$50,463

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $466 and $700 for the three and six months ended June 30, 2021, respectively, and $746 and $2,018 for the three and six months ended June 30, 2020, respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $604 and $1,208 for the three and six months ended June 30, 2021, respectively, and $405 and $806 for the three and six months ended June 30, 2020, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	June 30, 2021	December 31, 2020
	(unaudited)

Cash and Cash Equivalents	$79,902	$84,571
Accounts Receivable, net	113,782	98,214
Inventories	78,333	70,620
Other Current Assets	15,246	13,483
Total Current Assets	287,263	266,888

Property, Plant & Equipment, net	228,289	228,096
Goodwill	527,148	529,463
Intangible Assets with Finite Lives, net	108,253	121,660
Right of Use Assets	9,575	8,410
Other Assets	13,078	11,326
Total Assets	$1,173,606	$1,165,843

Current Liabilities	$100,759	$94,428
Revolving Loan	123,569	163,569
Deferred Income Taxes	51,883	51,359
Derivative Liabilities	7,662	11,658
Long-Term Obligations	20,091	16,596
Total Liabilities	303,964	337,610

Stockholders' Equity	869,642	828,233

Total Liabilities and Stockholders' Equity	$1,173,606	$1,165,843

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$46,142	$40,893
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,463	25,294
Stock compensation expense	5,914	4,501
Other adjustments	(391)	2,697
Changes in assets and liabilities	261	(6,205)
Net cash provided by operating activities	76,389	67,180

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(13,760)	(13,265)
Proceeds from sale of assets	240	22
Purchase of convertible note	—	(350)
Net cash used in investing activities	(13,520)	(13,593)

Cash flows from financing activities:
Proceeds from revolving loan	5,000	10,000
Principal payments on revolving loan	(45,000)	(40,000)
Principal payments on acquired debt	(78)	—
Proceeds from stock options exercised	3,886	6,802
Dividends paid	(18,700)	(16,704)
Purchase of treasury stock	(10,835)	(3,025)
Net cash used in financing activities	(65,727)	(42,927)

Effect of exchange rate changes on cash	(1,811)	75

(Decrease) increase in cash and cash equivalents	(4,669)	10,735

Cash and cash equivalents, beginning of period	84,571	65,672
Cash and cash equivalents, end of period	$79,902	$76,407

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, goodwill impairment, restructuring costs, and the expense related to a flash flood event. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of adjusted gross margin
GAAP gross margin	$59,447	$55,380	$118,174	$110,711
Expense related to a flash flood event (1)	3,765	—	3,765	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	339	742	828	1,466
Adjusted gross margin	$63,551	$56,122	$122,767	$112,385

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$30,593	$26,917	$61,168	$53,195
Expense related to a flash flood event (1)	3,765	—	3,765	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	6,282	6,985	12,818	13,964
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	466	746	700	2,018
Goodwill impairment (5)	—	1,228	—	1,228
Adjusted earnings from operations	$41,106	$35,876	$78,451	$70,613

Reconciliation of adjusted net earnings
GAAP net earnings	$22,731	$21,125	$46,142	$40,893
Expense related to a flash flood event (1)	3,765	—	3,765	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	6,352	7,056	12,959	14,105
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	466	746	700	2,018
Goodwill impairment (5)	—	1,228	—	1,228
Income tax adjustment (6)	(2,917)	(2,593)	(4,722)	(4,449)
Adjusted net earnings	$30,397	$27,562	$58,844	$54,003

Adjusted net earnings per common share - diluted	$0.93	$0.85	$1.80	$1.66

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020.

Table 2
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income - as reported	$22,731	$21,125	$46,142	$40,893
Add back:
Provision for income taxes	7,288	4,848	13,860	9,570
Other expense	574	944	1,166	2,732
Depreciation and amortization	12,029	12,674	24,322	25,153
EBITDA	42,622	39,591	85,490	78,348
Add back certain items:
Non-cash compensation expense related to equity awards	3,292	2,320	5,914	4,454
Expense related to a flash flood event (1)	3,765	—	3,765	—
Inventory valuation adjustment (2)	—	—	—	208
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	466	746	700	2,018
Goodwill impairment (5)	—	1,228	—	1,228
Adjusted EBITDA	$50,145	$43,885	$95,869	$86,256

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and six months ended June 30, 2021 and 2020.

Table 3
(unaudited)

	Three Months Ended June 30,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$7,288	24.3%	$4,848	18.7%
Impact of ASU 2016-09 (7)	291		673
Adjusted Income Tax Expense	$7,579	25.3%	$5,521	21.3%

	Six Months Ended June 30,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$13,860	23.1%	$9,570	19.0%
Impact of ASU 2016-09 (7)	540		830
Adjusted Income Tax Expense	$14,400	24.0%	$10,400	20.6%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2021 and 2020.

Table 4
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$35,782	$44,615	$76,389	$67,180
Capital expenditures and capitalized ERP implementation costs	(7,372)	(7,595)	(13,547)	(12,747)
Free cash flow	$28,410	$37,020	$62,842	$54,433

(1) Expense related to a flash flood event: Expenses related to a flash flood event at our Verona, Missouri manufacturing site are expensed in our GAAP financial statements. We believe that excluding these costs from our non-GAAP financial measures is useful to investors because such expense is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Goodwill impairment: A goodwill impairment charge related to business formerly included in the Industrial Products segment is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and six months ended June 30, 2021 and 2020, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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